Exhibit 99.1

American Financial Group Announces Record

Second Quarter and Six Month Core Net Operating Earnings and

The Outcome of Its Asbestos & Environmental Study

Cincinnati, Ohio - July 31, 2007 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings of $67.0 million ($.54 per share) for the 2007 second quarter. These results reflect higher earnings from the company's core insurance operations, lower gains from sales of real estate, and the effect of after-tax charges of $28.7 million resulting from strengthening reserves for asbestos and other environmental exposures ("A&E") within the property and casualty insurance ("P&C") run-off operations and $27.7 million resulting from increasing the A&E reserves related to former railroad and manufacturing operations. Net earnings for the first six months of 2007 were $180.6 million ($1.47 per share). AFG's net earnings for the three and six month periods of 2006 were $122.9 million ($1.02 per share) and $224.4 million ($1.87 per share), respectively.

Record core net operating earnings of $114.2 million ($.93 per share) for the 2007 second quarter were up 22% from the comparable period a year earlier, resulting primarily from improved underwriting profit within the specialty P&C operations and higher investment income. Record core net operating earnings for the first half of 2007 were $225.9 million ($1.84 per share) compared to $179.9 million ($1.50 per share) for the comparable 2006 period.

AFG's net earnings, determined in accordance with generally accepted accounting principles ("GAAP"), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.
In millions, except per share amounts	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Components of net earnings:
Core net operating earnings	$ 114.2	$ 93.4	$ 225.9	$ 179.9

Major gains on real estate sales(a)	-	25.8	-	25.8
A&E charges(b):
P&C insurance runoff operations	(28.7)	-	(28.7)	-
Former railroad & manufacturing operations	(27.7)	-	(27.7)	-
Realized investment gains (losses)	8.1	(3.8)	10.9	15.0(c)
Tax resolution benefit	-	8.7	-	8.7
Other	1.1	(1.2)	.2	(5.0)

Net earnings	$ 67.0	$ 122.9	$ 180.6	$ 224.4

Components of EPS:
Core net operating earnings	$ .93	$ .77	$ 1.84	$ 1.50

Major gains on real estate sales(a)	-	.21	-	.21
A&E charges(b):
P&C insurance runoff operations	(.23)	-	(.23)	-
Former railroad & manufacturing operations	(.23)	-	(.23)	-
Realized investment gains (losses)	.06	(.02)	.09	.13(c)
Tax resolution benefit	-	.07	-	.07
Other	.01	(.01)	-	(.04)

Diluted EPS	$ .54	$ 1.02	$ 1.47	$ 1.87

Footnotes a-c are contained in the accompanying Notes To Financial Schedules at the end of this release.

Page Two

Craig Lindner and Carl Lindner III, AFG's Co-Chief Executive Officers, issued this statement: "We continue to see excellent operating results with premium growth in our core insurance operations. We have made excellent progress toward meeting and exceeding the Company's objectives for 2007. AFG's balance sheet and liquidity position remain very strong. Based on our results through the 2007 second quarter and the trends in our business, we are increasing our 2007 core earnings guidance to between $3.45 and $3.65 per share from $3.23 to $3.43 per share. These expected results exclude the potential for significant catastrophe and crop losses, adjustments announced today to asbestos and environmental reserves, and large real estate gains."

Business Segment Core Results

The P&C specialty insurance operations generated an underwriting profit of $114.6 million in the 2007 second quarter, $37.7 million higher than the same quarter a year earlier, resulting from a higher amount of favorable reserve development and lower catastrophe losses. The combined ratio was 81.8%, 5.7 points better than in the 2006 second quarter. These 2007 results include $45.0 million (7.1 points) of favorable reserve development and $5.0 million (0.8 points) of catastrophe losses, principally from severe storms in the northeastern and Midwestern parts of the United States. The 2006 results include $12.2 million (2.0 points) of favorable development and $11.6 million (1.9 points) of catastrophe losses. Net written premiums for the 2007 second quarter were 1% higher than the same quarter a year earlier. Premium growth continues to be impacted by the effect of significant rate declines in the California workers' compensation business. Excluding that business, the net written premiums of the other specialty groups grew 4%.

Underwriting profit of the P&C specialty insurance operations for the first half of 2007 was $218.0 million, 49% above the 2006 period, reflecting the positive impact of more favorable reserve development within the Specialty Casualty group and lower catastrophe losses. Net written premiums were 3% above the 2006 period (6% excluding California workers' compensation). Further details of the P&C Specialty operations may be found in the accompanying schedules.

The Property and Transportation businesses reported combined ratios of 89.1% and 86.2%, respectively, for the second quarter and first half of 2007. The increase in the combined ratios compared to the same 2006 periods was due primarily to lower underwriting profits in Great American's agricultural and trucking insurance operations which more than offset a significant improvement within the inland and ocean marine operations. The six-month results include $20.7 million (4.4 points) of favorable reserve development compared to $27 million (6.4 points) in the 2006 period. Gross written premiums for the 2007 three and six month periods were 5% and 4% higher than in the respective 2006 periods. Premium growth was dampened by the impact of exiting the catastrophe-exposed excess property business in the early part of 2006. Excluding that effect, gross written premiums for the 2007 three and six month periods were up 10% and 9%, respectively, over the 2006 periods driven by excellent growth in the crop, transportation and inland marine operations. Over these same periods, net written premiums grew 4% and 5%, respectively.

The Specialty Casualty group reported an underwriting profit of $67.3 million in the 2007 second quarter, $38.9 million higher than the same quarter a year earlier. The combined ratio was 68.3%, 17.3 points better than in the 2006 second quarter. These results include $38.9 million (18.3 points) of favorable reserve development compared to negligible development in the 2006 second quarter. This favorable development was primarily in the general liability and excess and surplus businesses. Through the first half of this year, this group's combined ratio improved 18.7 points compared with the same prior year period. Gross written premiums for the 2007 three and six month periods were 5% and 4% below the same 2006 periods due primarily to volume reductions in the excess and surplus and general liability lines resulting from stronger competition within these commercial casualty markets. Net written premiums were 1% and 4% higher than the respective 2006 periods due primarily to lower premiums ceded under reinsurance agreements.

Page Three

The Specialty Financial group produced another solid underwriting profit in the second quarter of 2007. The group's combined ratio was 90.6%, an improvement of 8.8 points compared to the 2006 second quarter. Through the first half of this year, this group's combined ratio improved 5.5 points compared with the same prior year period. The financial institutions, fidelity and crime and lease and loan operations were the main drivers of this group's improved profitability as well as better results within the run-off residual value insurance ("RVI") business. Excluding the effect of RVI, the group's combined ratio would have been 89.3% for the first six months of 2007. Gross and net written premiums for the 2007 second quarter were up 3% and 15%, respectively, over the same period last year. Volume growth in the financial institutions, lease and loan and surety operations were partly offset by lower premiums resulting from the run-off of the RVI business. The higher net written premium growth rate resulted from greater premium retention in the group's lease and loan operations. These factors, plus new business volume in the fidelity and crime operations during the 2007 first quarter, contributed to the strong premium growth through the first half of 2007.

The California Workers' Compensation business reported excellent profitability with a combined ratio of 80.2% in the 2007 second quarter, 1.7 points higher than in the same period a year earlier. The 2007 period includes 9.0 points of favorable prior year development while the 2006 second quarter includes 2.2 points of favorable development. Through the first half of 2007, the combined ratio of 79.4% improved 1.8 points compared to the same 2006 period. Year-to-date 2007 results include 8.2 points of favorable development compared to less than a point in the 2006 period. The improved claims environment resulting from the California workers' compensation reform legislation has continued to benefit our results as well as those of the industry. Due to the long-tail nature of this business, we continue to be conservative in recognizing the benefits from the reform legislation until a higher percentage of claims are paid and the ultimate impact of reforms can be determined. Net written premiums for the second quarter and first six months of 2007 were 20% below the same 2006 periods, reflecting the effect of significantly lower rates. These rate reductions averaged about 24% through the first half of this year and demonstrate the positive effects of reform legislation in lowering workers' compensation costs for employers.

Carl Lindner III stated: "Our Specialty Group continues to produce record underwriting results. All four of our major specialty groups have strong underwriting profitability through mid-year 2007. Through six months, our property and casualty insurance segment achieved a record combined ratio of 82.9%. We continue to experience favorable loss development in many of our operations primarily in our 2004 through 2006 accident years, which highlights our disciplined underwriting, and continuing focus on price adequacy. Our overall net written premium growth through the first half of the year is below our stated expectations of 4% to 6% in this softer commercial insurance market. Premium levels in 2007 have been affected by our decision to exit the earthquake-exposed excess property business and the run-off of the RVI business. Excluding those impacts, net written premiums are up about 5%. Apart from the rate decreases in the California workers' compensation business, average rate levels in our other specialty operations were down only about 2% through the first half of the year. In this competitive market, I am encouraged by the stability of our overall rate levels and believe we can continue to generate appropriate returns to enhance shareholder value."

Page Four

The Annuity and Supplemental Insurance Group, managed by Great American Financial Resources, Inc. ("GAFRI"), reported, in their separate earnings release today, core net operating earnings of $19.3 million for the 2007 second quarter compared to $18.2 million for the 2006 second quarter. Core net operating earnings for the first six months of 2007 were $39.3 million compared to $37.0 million for the same 2006 period. Year-to-date 2006 results include $3.2 million of net earnings related to a payment received in exchange for the imposition of certain limitations on future development of a marina owned by the company.

The increase in 2007 core net operating earnings reflects improvement in the supplemental insurance and fixed annuity lines as well as slightly higher earnings in the variable annuity business. These increases were partially offset by higher mortality in the runoff life operations. While the results of the supplemental lines improved over the comparable period in 2006, increased lapses and lower premiums in the Medicare Supplement segment, primarily as a result of competition from Medicare Advantage, have negatively impacted 2007 results and could adversely impact future results.

Statutory premiums of $541 million in the second quarter of 2007 were nearly 50% higher than in the second quarter of 2006. Premiums of $1.0 billion in the first six months of 2007 were 54% higher than the comparable 2006 period. These increases reflect substantially higher fixed indexed annuity premiums, partially offset by lower sales of traditional fixed annuities compared to the same periods a year earlier. In addition, supplemental insurance premiums increased substantially over the 2006 periods resulting largely from the acquisition of the Ceres Group in August 2006.

A reconciliation of this group's "core net operating earnings", a non-GAAP measure, to net income as well as further details may also be found in the earnings release issued today by Great American Financial Resources, Inc. (NYSE:GFR). AFG owns 81% of GFR common stock and a proportional share of its earnings is included in AFG's results.

Definitive Merger Agreement with GAFRI

As previously announced, AFG and GAFRI have entered into a definitive merger agreement by which GAFRI would acquire the GAFRI shares which AFG does not currently own at a price of $24.50 per share in cash, for a total purchase price of approximately $225 million. AFG beneficially owns approximately 81% of the outstanding shares of GAFRI. AFG expects the merger to be completed in September, and GAFRI will use excess capital plus borrowings from AFG to fund the transaction.

Sub prime Mortgage Investments

In response to recent news related to sub prime mortgages, Craig Lindner stated: "We are pleased that the much publicized issues related to sub prime mortgages have not affected AFG in any material way. Our sub prime mortgage investments are in shorter maturity tranches rated AAA, none of which have been subject to the downgrades or watch listing by rating agencies."

Page Five

Asbestos and Environmental Reserve Charge

During the second quarter, AFG completed the previously announced comprehensive study of its asbestos and environmental exposures relating to the run-off operations of its P&C group and its exposures related to former railroad and manufacturing operations and sites. Similar studies were completed in 2005 and 2003, respectively. The studies were done with the aid of respected outside actuarial and engineering firms and specialty outside counsel.

The P&C group's asbestos reserves were increased by $30.8 million (net of reinsurance) and its environmental reserves were increased by $13.4 million (net of reinsurance). At June 30, 2007, the P&C group's insurance reserves include $455.6 million, net of reinsurance recoverables, of A&E reserves. The primary causes of the increase in asbestos reserves were an increase in settlement amounts attributable to mesothelioma claims, the impact of a large case settlement in principle with an installer of material containing asbestos, and continuing uncertainties related to non-product liability exposures. These trends were partially offset by lower than anticipated notices of new accounts and favorable development in our assumed reinsurance run-off operations. The primary driver of the increase in environmental reserves was a reassessment of the potential amount of loss related to an environmental site owned by a single insured.

At June 30, 2007, AFG's three year survival ratio was 17.4 times paid losses for the asbestos reserves and 11.4 times paid losses for the total A&E reserves. These ratios compare favorably with A.M. Best's most recent report on A&E survival ratios which were 9.0 for asbestos and 8.0 for total industry A&E reserves. Excluding amounts associated with the settlements of asbestos related coverage litigation for A.P. Green Industries and a recent large claim, AFG's three year survival ratio was 10.6 and 7.8 times paid losses for the asbestos reserves and total A&E reserves, respectively.

In addition, the study encompassed reserves for asbestos and environmental exposures of our former railroad and manufacturing operations. These reserves were increased by $43.0 million pre-tax. The increase of $19.0 million in asbestos reserves was the result of increasing estimates of the cost of mesothelioma claims partially offset by lower estimated overall claim counts. The $24.0 million increase in environmental reserves was due primarily to increased clean up estimates at certain former rail and manufacturing sites.

The study relied on a ground-up exposure analysis. With respect to asbestos, it considered products and non-products exposures, paid claims history, the pattern of new claims, settlements and projected development. As has been observed by others, the asbestos legal climate remains very difficult to predict. While some progress has been made in state asbestos tort reform and judicial rulings, that progress has been somewhat offset by increased claims costs, increased defense costs, the assertion of non-products theories and an expanding pool of plaintiffs and defendants.

About American Financial Group, Inc.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.

Page Six

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes and improved loss experience.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in persistency, mortality and morbidity, competitive pressures, including the ability to obtain adequate rates, and changes in debt and claims paying ratings. The safe harbor for forward-looking statements in the Private Securities Litigation Reform Act of 1995 does not apply to statements with respect to the pending transaction with GAFRI.

Conference Call

The company will hold a conference call to discuss 2007 second quarter results at 11:30 a.m. (EDT) tomorrow, Wednesday, August 1, 2007. Toll-free telephone access will be available by dialing 1-866-203-3436 (international dial in 617-213-8849). Please dial in five to ten minutes prior to the scheduled start time of the call. A replay of the call will also be available at approximately 1:30 p.m. (EDT) on August 1, 2007 until 11:59 p.m. on August 8, 2007. To listen to the replay, dial 1-888-286-8010 (international dial in 617-801-6888) and provide the confirmation code 17024908.

The conference call will also be broadcast over the Internet. To listen to the call, go to the Investor Relations page on AFG's website, www.afginc.com, and follow the instructions at the Webcast link. An archived webcast will be available immediately after the call via a link on the Investor Relations page until August 9, 2007 at 11:59 pm (EDT). An archived audio MP3 file will also be available within 24 hours of the call.
Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President-Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652

-o0o-

(Financial summaries follow)

This earnings release and additional Financial Supplements are available in the Investor Relations section of AFG's web site: www.afginc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)
	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues
P&C insurance premiums	$ 633.5	$ 615.0	$1,273.3	$ 1,194.1
Life, accident & health premiums	103.4	75.6	210.0	157.6
Investment income	249.0	233.5	494.8	465.4
Realized investment gains (losses)	14.0	(7.5)	18.7	22.3(d)
Other income	92.0	78.4	174.7	151.7
	1,091.9	995.0	2,171.5	1,991.1
Costs and expenses
P&C insurance losses & expenses	563.3(e)	542.0	1,100.4(e)	1,052.4
Annuity, life, accident & health benefits & expenses	216.5	180.8	435.3	364.8
Interest & other financing expenses	17.7	17.1	35.8	35.6
Other expenses	181.9(f)	108.5	292.6(f)	221.9
	979.4	848.4	1,864.1	1,674.7
Operating earnings before income taxes	112.5	146.6	307.4	316.4
Related income taxes	36.8	41.7	109.1	101.3

Net operating earnings	75.7	104.9	198.3	215.1
Minority interest expense	(10.1)	(7.2)	(18.6)	(15.0)
Investee losses, net of tax	(.3)	(.5)	(.8)	(1.0)
Earnings from continuing operations	65.3	97.2	178.9	199.1
Discontinued operations(g)	1.7	25.7	1.7	25.3

Net earnings	$ 67.0	$ 122.9	$ 180.6	$ 224.4

Diluted Earnings per Common Share	$ .54	$ 1.02	$ 1.47	$ 1.87

Average number of Diluted Shares	122.4	120.4	122.4	119.7

	June 30,	December 31,
Selected Balance Sheet Data:	2007	2006
Total Cash and Investments	$17,960	$17,739
Long-term Debt, Including
Payable to Subsidiary Trusts	$ 897	$ 921
Shareholders' Equity	$ 2,970	$ 2,929
Shareholders' Equity (Excluding unrealized gains (losses) on fixed maturities)	$ 3,105	$ 2,955
Book Value Per Share	$ 24.90	$ 24.55
Book Value Per Share (Excluding unrealized gains (losses) on fixed maturities)	$ 26.03	$ 24.77
Common Shares Outstanding	119.3	119.3

Footnotes are contained in the accompanying Notes to Financial Schedules.

AMERICAN FINANCIAL GROUP, INC.

P&C SPECIALTY GROUP UNDERWRITING RESULTS

(In Millions)
	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2007	2006		2007	2006

Gross written premiums	$ 972	$ 980	(1%)	$1,861	$1,874	(1%)

Net written premiums	$ 681	$ 672	1%	$1,337	$1,295	3%

Ratios (GAAP):
Loss & LAE ratio	49.0%	60.2%		50.1%	59.2%
Expense ratio	32.8%	27.1%		32.8%	28.4%
Policyholder dividend ratio	-	.2%		-	.1%

Combined Ratio(Excluding A&E)	81.8%	87.5%		82.9%	87.7%

Total Combined Ratio	88.9%	87.5%		86.4%	87.7%

Supplemental:
Gross Written Premiums:
Property & Transportation	$ 421	$ 400	5%	$ 744	$ 718	4%
Specialty Casualty	350	367	(5%)	711	742	(4%)
Specialty Financial	139	135	3%	277	254	9%
California Workers' Compensation	61	75	(19%)	129	160	(19%)
Other	1	3	NM	-	-	-
	$ 972	$ 980	(1%)	$1,861	$1,874	(1%)

Net Written Premiums:
Property & Transportation	$ 277	$ 268	4%	$ 522	$ 499	5%
Specialty Casualty	209	206	1%	425	408	4%
Specialty Financial	121	104	15%	236	197	19%
California Workers' Compensation	57	71	(20%)	122	151	(20%)
Other	17	23	(23%)	32	40	(18%)
	$ 681	$ 672	1%	$1,337	$1,295	3%

Combined Ratio (GAAP):
Property & Transportation	89.1%	86.2%		86.2%	82.7%
Specialty Casualty	68.3%	85.6%		70.1%	88.8%
Specialty Financial	90.6%	99.4%		93.8%	99.3%
California Workers' Compensation	80.2%	78.5%		79.4%	81.2%

Aggregate Specialty Group	81.8%	87.5%		82.9%	87.7%

Supplemental Notes:

  Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.
  Specialty Casualty includes primarily excess and surplus, general liability, executive and professional liability and customized programs for small to mid-sized businesses.
  Specialty Financial includes risk management insurance programs for lending and leasing institutions, surety and fidelity products and trade credit insurance.
  California Workers' Compensation consists of a subsidiary that writes workers' compensation insurance primarily in the state of California.
  Other includes primarily an internal reinsurance facility.

AMERICAN FINANCIAL GROUP, INC.

Notes To Financial Schedules

GAAP to Non GAAP Reconciliation:

  Includes an after-tax gain of $25.8 million ($.21 per share) from the sale of Chatham Bars Inn in Cape Cod that has been discontinued.

  Reflects the following effect of A&E charges on the 2007 three and six month periods($ in millions, except per share amounts):
A&E Charge:	Pre-tax	After-Tax	EPS
P&C insurance runoff operations
Asbestos	$30.8	$20.0
Environmental	13.4	8.7
	$44.2	$28.7	$.23
Former railroad & manufacturing operations
Asbestos	$19.0	$12.4
Environmental	24.0	15.3
	$43.0	$27.7	$.23

  Includes a $15.3 million ($.13 per share) after-tax gain on the sale of the company's investment in the Cincinnati Reds.

  Summary Of Earnings:

  Includes a $23.6 million pre-tax gain on the sale of the company's investment in the Cincinnati Reds.

  Includes the pre-tax charge of $44.2 million to increase the A&E reserves of its P&C insurance run-off operations.

  Includes the pre-tax charge of $43.0 million to increase the A&E reserves of AFG's former railroad and manufacturing operations.

  Includes an after-tax gain of $25.8 million from the sale of Chatham Bars Inn in Cape Cod in the 2006 second quarter.